April 22, 2008

Securities and Exchange Commission
100 F. Street, N.E.
Washington, D.C.  20549


Re:  Authorization to Sign Rule 16 Forms


   I am the Vice Chairman and Chief Financial Officer of General
Electric Company ("GE") and, until further written notice, I hereby individually authorize Michael R. McAlevey (GE's Vice President and Chief Corporate, Securities & Finance Counsel), Elizabeth Nemeth, (GE's Corporate and Securities
 Counsel), Christoph A. Pereira (GE's Corporate and Securities Counsel), and Eliza W. Fraser (GE's Associate Corporate Counsel) to sign on my behalf the attached Form 3 and any Form 4, Form 5 or related form that I have filed or may file hereafter in connection with my direct or indirect beneficial ownership of General Electric Company securities, and to take any other action of any type whatsoever in connection with the foregoing which in his or her opinion may be of benefit to, in the best interest of, or legally required by me.


		Very truly yours,


		S/Keith S. Sherin
		Keith S. Sherin


STATE OF Connecticut
				) ss
COUNTY OF Fairfield



Subscribed and sworn to before me on this the 22nd of April, 2008.


In witness whereof I hereunto set my hand and affix my seal.


S/Jeremy Gilbert
Name: Jeremy Gilbert
Notary Public
My commission expires October 31, 2010